Exhibit 11.1

CODE OF ETHICS

1.	Objective

The Code of Ethics seeks to provide guidance as to what is expected from each of us in order to implement the values of Betterware de México, S.A.B. de C.V. and BLSM Latino América Servicios, S.A. de C.V., hereinafter “Betterware,” by promoting the organizational culture.

2.	Scope:

The Code of Ethics applies to all members of the Board of Directors, Managers, employees, and to any person acting on behalf of Betterware.

The Code of Ethics extends to distributors, suppliers, and any entity or person that has a business relationship with Betterware.

3.	Definitions:

3.1	Ethics Committee: Betterware´s internal organism composed by Executive Chairman, CEO, CFO, CIO, CSO and the President of the Audit Committee.

4.	Development:

Corporate Philosophy

The success of Betterware’s operations is built on the commitment of shareholders, directors, and employees to adhere to the corporate philosophy, which has enabled it to be recognized as a company with high ethical business standards.

Mission

To create opportunities

Vision

Every home every catalogue.

Values

Our values are: Attitude, Commitment, Honesty and Respect.

Attitude: Achieve our objectives and goals based on optimism that is contagious.

Commitment: Go beyond the limit, fulfill our goals, and make things happen.

Honesty: Always speak and act according to the truth and show loyalty.

Respect: Recognize our own value, treat others as we would like to be treated; listen to different opinions; and encourage dignified treatment.

Our relationship with third parties

Distributors

Service and attention to our distributors is Betterware’s primary purpose; we go to great lengths every day to ensure that our products exceed our distributors’ expectations with regards to their performance and durability.

Suppliers

At Betterware we commit to fairly and promptly fulfilling the agreements reached to purchase merchandise and contract for services; we always enter into contracts based on objective criteria such as quality, reputation, innovation, price, service, and support, among others.

At Betterware we foster ethical business relationships, respect the institutional values of each of our suppliers.

Betterware asks all of its suppliers to adhere to the corporate philosophy and to the Business Ethics Policy.

In the event that any of our suppliers is reported for illegal or unethical activities, it could result in the termination of the business relationship.

Employees

Human Talent is the basis for Betterware’s development; we therefore expect each of our employees’ decisions to be based on professional judgments that at all times seek to benefit our company.

We do not allow any type of discrimination to exist, whether based on age, religion, sex, race, sexual preference, or any condition protected under the laws of the community in which we operate.

Shareholders, Board Members, and committee members

Betterware understands the shareholders’ commitment to maintaining this company as a source of jobs and creator of social wellbeing, and as a company commits to provide a reasonable return based on its investment, creating long-term value.

Community

Betterware is convinced that the Company contributes to society with its business model, by generating economic benefits and the personal development that our distributors obtain, motivates it to continue to grow.

Zero tolerance:

The following acts are prohibited:

●	Engaging in any type of discrimination, or sexual harassment, whether physical or verbal, against any employee, distributors, or supplier.

●	Showing up to work in an unsuitable manner, or under the influence of alcohol or any drug, except where there is a medical prescription for the latter.

Compliance with the laws

At Betterware we fully comply with the applicable laws and regulations to which we are subject, any act of negligence or fraud, which generates a breach, will result in the application of the corresponding legal measures.

Conflict of interests

Betterware recognizes and respects that its members can take part in activities of any kind outside of their normal duties, however they must take care all time that there is no conflict of interest due to inappropriate use of resources that discredit the reputation of the Company.

Some examples of restricted activities are:

-	To be part of any business that affects directly or indirectly the Company, or is a competitor of Betterware.

-	To take advantage of its position as Betterware employee to obtain personal benefits, including family or third parties.

-	To receive revenues or benefits from suppliers, competitors or clients.

-	It is not allowed that to an employee to also be a Betterware supplier.

-	To be part of or have influence a negotiation with clients or suppliers which provide a personal benefit to the employee.

-	To sell Betterware products and obtain a personal benefit.

-	Board members are not allowed to provide additional services to the Company nor obtain any remuneration different from its board member fee.

Gift acceptance policy

In order to maintain a transparent business ethic, the following activities are prohibited:

●	Accept or give courtesies that of any kind that compromise or give the appearance of compromising our decision process of any current or future negotiation.

●	It is forbidden to condition or seek to condition a negotiation in exchange for any gift, attention or courtesy.

●	Request, negotiate or accept discounts or courtesies from suppliers, consultants or service providers for their own benefit.

Gifts under US$50 are acceptable. Some examples includes: promotionals (pens, coffee mugs, agendas).

Unacceptable gifts includes cash, checks, gift cards; luxury items as pens, wine bottles or electronic devices; high value event tickets. It is not allowed to accept invitations from suppliers.

Practices of business free of corruption and bribery

At Betterware we reject any act of corruption, bribery, collusion, influence peddling and any other illicit activity during your duties with the aim of obtaining commercial advantage.

Betterware adheres to compliance with the United States Foreign Corrupt Practices Act (“FCPA”) for which it is strictly prohibited:

a)	Promising, offering, committing, paying, lending, giving or in any way transferring things of value to an agent or government official, in those cases where the contribution is illegal.

b)	Commit illegal or improper acts, or induce or instruct a third party or commit.

Any act of bribery and / or extortion must be reported through the Whistleblower Line or to any member of the Ethics Committee.

Practices Anti-money Laundering

Betterware is committed to complying with the laws and regulations related to money laundering, so it avoids getting involved in arrangements or operations that may be or are related to assets of illicit origin.

Fraud

We are committed to not taking any action that could constitute fraud within or outside the Company.

Financial information

Users of our financial information have the guarantee that all the records that support our information are properly classified, reviewed and authorized. Providing reliable and timely information in accordance with International Financial Reporting Standards.

Confidential information

All information generated and / or under the custody of Betterware members for the performance of their duties is considered confidential, so we are responsible for preserving the information responsibly.

Betterware does not share internal financial or operational information with third parties under any circumstances. For any exception, the Executive President of the Board should be consulted, who defines any situation not contemplated in internal policies.

Additionally, any person who has inside information will not be able to carry out operations with any Betterware value (e.g. shares).

To get more detail of how confidential information should be managed refer to the Use of Privileged Information Policy; Protection and Safeguarding of Confidential Information Policy and Internal Control Policy.

Whistleblower Line

All Betterware members, as well as third parties, may report a lack of ethics, and to ensure their full protection, they can use the external reporting service that has been implemented for the company:

E-mail: denuncia.better@linea.com

Web: www.linealide.com, denuncia.bw@bw-ético

Telephone: 01 800 001 3842

WhatsApp: 33 2459 8019

Anyone who retaliates against any Betterware member who, in good faith, reports an ethics violation or an alleged violation of the law may be subject to disciplinary actions, including administrative sanctions or termination of employment.

Investigations will be carried out in total confidentiality and in full compliance with the respect of the people involved. The responsible for conducting these investigations, as well as determining the sanctions is the Ethics Committee.

Disciplinary measures

Any act of breach of our Code of Ethics may lead to the application of disciplinary measures, from a call for attention, a report to the personnel file, administrative act, suspension of work, or the termination of the employment relationship without responsibility for the company and the application of the corresponding legal sanctions.

5.	Record of changes

March 2018	01	New creation
May 2020	02	Updateed

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